PRELIMINARY PROXY MATERIALS


                      MESABA HOLDINGS, INC.
                     7501 26th Avenue South
                  Minneapolis, Minnesota  55450



                          July 15, 1998



Dear Shareholder:

     You are cordially invited to attend the Annual Meeting of Shareholders of Mesaba Holdings, Inc., to be held at the Minneapolis Marriott City Center Hotel, 30 South Seventh Street, Minneapolis, Minnesota, on Wednesday, August 19, 1998, at 1:30 p.m.

     At the meeting you will be asked to vote for the election of three Class One directors, to approve an amendment to the Company's Articles of Incorporation to increase the number of authorized shares of Common Stock from 25,000,000 to 60,000,000, and to ratify the appointment by the Board of Directors of Arthur Andersen LLP as the Company's independent auditors for the fiscal year ending March 31, 1999.

     I encourage you to vote FOR each of the nominees for Class One director, FOR the amendment to the Articles of Incorporation, and FOR ratification of the appointment of Arthur Andersen LLP. Whether or not you are able to attend the meeting in person, I also urge you to sign and date the enclosed proxy card and return it promptly in the enclosed envelope. If you do attend the meeting in person, you may withdraw your proxy and vote personally on any matters properly brought before the meeting.


                                   Sincerely,



                                   /s/ Bryan K. Bedford
                                   --------------------
                                   Bryan K. Bedford
                                   President and Chief Executive
                                   Officer

                           PRELIMINARY PROXY MATERIALS


                               MESABA HOLDINGS, INC.

              NOTICE OF ANNUAL MEETING OF SHAREHOLDERS - AUGUST 19, 1998

                               ____________________


     The Annual Meeting of Shareholders of Mesaba Holdings, Inc. (the "Company") will be held at 1:30 p.m. on Wednesday, August 19, 1998 at the Minneapolis Marriott City Center Hotel, 30 South Seventh Street,
Minneapolis, Minnesota, for the following purposes:

        1. To elect three Class One directors, each for a term of three years.

        2. To approve an amendment to the Company's Articles of Incorporation to increase the number of authorized shares of Common Stock from 25,000,000 to 60,000,000.

        3. To ratify the appointment of Arthur Andersen LLP as the Company's independent auditors for the fiscal year ending March 31, 1999.

        4. To transact such other business as may properly come before the meeting.

     Only shareholders of record at the close of business on July 1, 1998, are entitled to notice of and to vote at the meeting.

     Whether or not you expect to attend the meeting in person, please complete, date, and sign the enclosed proxy exactly as your name appears thereon and promptly return it in the envelope provided, which requires no postage if mailed in the United States. Proxies may be revoked at any time and if you attend the meeting in person, your executed proxy will be returned to you upon request.

                         By Order of the Board of Directors


                         John S. Fredericksen, Secretary


Dated:  July 15, 1998


WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE SIGN AND DATE THE PROXY CARD EXACTLY AS YOUR NAME(S) APPEAR(S) THEREON AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE.

                          PRELIMINARY PROXY MATERIALS


                             MESABA HOLDINGS, INC.
                            7501 26th Avenue South
                          Minneapolis, Minnesota  55450
                                _____________

                                PROXY STATEMENT
                                      FOR
                        ANNUAL MEETING OF SHAREHOLDERS
                          TO BE HELD AUGUST 19, 1998
                        ____________________________


                                  INTRODUCTION

     This proxy statement is furnished in connection with the solicitation of proxies by the Board of Directors of Mesaba Holdings, Inc. (the "Company") for use at the Annual Meeting of Shareholders to be held at the Minneapolis Marriott City Center Hotel, 30 South Seventh Street,
Minneapolis, Minnesota on Wednesday, August 19, 1998 at 1:30 p.m., and at any adjournment thereof.

     All shares represented by properly executed proxies received in time will be voted at the meeting and, where the manner of voting is specified on the proxy, will be voted in accordance with such specifications. Shares represented by properly executed proxies on which no specification has been made will be voted FOR the election of the nominees for director named herein, FOR the approval of an amendment to the Company's Articles of Incorporation to increase the number of authorized shares of Common Stock, and FOR ratification of the appointment by the Board of Directors of Arthur Andersen LLP as the Company's independent public accountants for the year ending March 31, 1999, and will be deemed to grant discretionary authority to vote upon any other matters properly coming before the meeting. If a properly executed proxy is returned and the shareholder has abstained from voting on any matter, the shares represented by the proxy will be considered present at the meeting for purposes of determining a quorum and for purposes of calculating the vote, but will not be considered to have been voted in favor of such matter. If an executed proxy is returned by a broker holding shares in street name which indicates that the broker does not have discretionary authority as to certain shares to vote on one or more matters, such shares will be considered present at the meeting for purposes of determining a quorum, but not for purposes of calculating the vote with respect to such matter.

     Any shareholder who executes and returns a proxy may revoke it at any time prior to the voting of the proxies by giving written notice to the Secretary of the Company; by executing a later-dated proxy; or by attending the meeting and giving oral notice to the Secretary of the Company.

     The Board of Directors of the Company has fixed the close of business on July 1, 1998 as the record date for determining the holders of Common
Stock entitled to vote at the meeting. On that date, there were _______ shares of Common Stock issued and outstanding. Each share of Common Stock entitles the holder to one vote at the meeting. The Notice of Annual Meeting, this proxy statement and the form of proxy are first being mailed to shareholders of the Company on or about July 15, 1998.

     ALL OF THE SHARE INFORMATION AND STOCK OPTION EXERCISE PRICE
INFORMATION CONTAINED IN THIS PROXY STATEMENT HAS BEEN ADJUSTED TO REFLECT THE THREE-FOR-TWO STOCK SPLIT PAID ON APRIL 30, 1998.

                              ELECTION OF DIRECTORS

NOMINATION AND CLASSIFICATION

     The Company's Board of Directors is divided into three separate classes. The terms of the Class One directors expire at the meeting and the Company's Board of Directors has nominated three persons to serve as Class One directors. Each Class One director will be elected to serve until the annual meeting of shareholders to be held in 2001 and until a successor is elected and qualified. The terms of the Class Two and Class Three directors expire in 1999 and 2000, respectively. Each of the Company's directors also serves as a director of the Company's wholly owned subsidiary, Mesaba Aviation, Inc. ("Mesaba Aviation"). All nominees have agreed to stand for election at the meeting.

     One of the nominees, Raymond J. Vecci, has been nominated pursuant to a provision of the Regional Jet Services Agreement between the Company, Mesaba Aviation and Northwest Airlines, Inc. The agreement requires the Company to nominate and recommend for election a sufficient number of directors designated by Northwest so that if such directors were elected, there would be three directors designated by Northwest serving on the Board of Directors of the Company and of Mesaba Aviation. Richard B. Hirst and Christopher E. Clouser, both currently serving as directors, are also Northwest designees. See "Certain Transactions" for additional information regarding the agreement.

     All proxies will be voted in favor of the three nominees, unless a contrary choice is specified on the proxy. If, prior to the annual meeting, the Board of Directors learns that any nominee will be unable to serve by reason of death, incapacity, or other unexpected occurrence, the proxies which would have otherwise been voted for such nominee will be voted for a substitute nominee, if any, selected by the Board. The election of each nominee for director requires the affirmative vote of the holders of a majority of the shares of Common Stock represented at the meeting.

INFORMATION ABOUT NOMINEES

     The names of the nominees, their principal occupations, and certain other information regarding the nominees set forth below is based upon information furnished to the Company by the respective nominees.

     BRYAN K. BEDFORD, age 36, a Class One director, was elected a director of the Company in September 1995. Mr. Bedford has been President and Chief Executive Officer of the Company since August 1995. Mr. Bedford was President and Chief Executive Officer of Business Express, Inc. from
February 1994 to July 1995.  He served as Executive Vice President and
Chief Financial Officer of Phoenix Airline Services, Inc. from June 1992 to January 1994, and as Vice President and Chief Financial Officer of WestAir Holding, Inc. from January 1990 to May 1992. From September 1988 to December 1989, Mr. Bedford was Vice President of Finance of Aspen Airways, Inc.

     RAYMOND J. VECCI, age 54, a Class One director, was appointed as a director of the Company in November 1997 to fill a vacancy created by the resignation of Donald A. Washburn in November 1997. Mr. Vecci has served as Executive Vice President, Customer Service of Northwest Airlines, Inc. since July 1997. Mr. Vecci was President and Chief Executive Officer of Carnival Airlines from January 1997 to July 1997. He served as Chairman, President and Chief Executive Officer of Alaska Air Group and Alaska Airlines, Inc. from September 1990 until February 1995, and various other capacities with Alaska Airlines since 1975.

     RAYMOND W. ZEHR, JR., age 51, a Class One director, was elected a director of the Company in June 1995. Mr. Zehr has served as Vice President of Pohlad Companies since 1987, and in various other capacities in Pohlad Companies since 1971. He is also Chief Investment Manager of CRP Holdings, LLC, and Vice President of CRP Sports, Inc., the managing general partner of the Minnesota Twins baseball club. Prior to December 31, 1993, Mr. Zehr also served as a director and/or officer of various bank holding companies affiliated with the Pohlad family.

INFORMATION ABOUT CONTINUING DIRECTORS

     The following information regarding the directors of the Company whose terms do not expire at the meeting is based upon information furnished to the Company by the respective directors.

     DONALD E. BENSON, age 68, a Class Two director, was elected a director of the Company in June 1995. Mr. Benson has served as Executive Vice President and a director of Marquette Bancshares, Inc. since January 1993 and with predecessor organizations since 1968. He also served as President of MEI Corporation from 1977 to 1986 and President of MEI Diversified Inc. from 1986 to 1994. Mr. Benson is also a director of Mass Mutual Corporate Investors, Mass Mutual Participation Investors, Delta Beverage Group, Inc., National Mercantile Bancorp, Champion Air and a director and Vice President of CRP Sports, Inc., the managing general partner of the Minnesota Twins baseball club. He also currently serves as Chairman of Health Systems Minnesota.

     CHRISTOPHER E. CLOUSER, age 46, a Class Three director, was elected a director of the Company in August 1995. Mr. Clouser has served as Senior Vice President-Administration of Northwest Airlines, Inc. since September 1996. He joined Northwest in April 1991. Mr. Clouser has previously held officer positions at Bell Atlantic, Hallmark Cards, U.S. Sprint and United Telecom. Mr. Clouser is also a director of Delta Beverage Group, Inc.; Mintertainment, Inc.; Epilepsy Foundation of America; the Greater Minneapolis Chamber of Commerce; CRP Sports, Inc., the managing partner of the Minnesota Twins Baseball Club; and Marquette Bancshares, Inc.

     RICHARD B. HIRST, age 54, a Class Two director, was elected a director of the Company in August 1995. Mr. Hirst has been Senior Vice President-Corporate Affairs at Northwest Airlines Corporation and Northwest Airlines, Inc. since July 1994. From 1990 to 1994, Mr. Hirst was Senior Vice President, General Counsel of Northwest Airlines, Inc. From 1986 to 1990, Mr. Hirst was Vice President, General Counsel and Secretary at Continental Airlines.

     CARL R. POHLAD, age 82, a Class Two director, was elected a director of the Company in February 1995. Mr. Pohlad has been President and a director of Marquette Bancshares, Inc. since 1993. Prior to 1993, Mr. Pohlad served as President and Chief Executive Officer of Marquette Bank Minneapolis and Bank Shares Incorporated. Mr. Pohlad was Chairman of the Board of MEI Corporation from 1972 to 1986, and Chairman of the Board of MEI Diversified Inc. from 1986 to 1994. Mr. Pohlad is also an owner, director and the President of CRP Sports, Inc., the managing general partner of the Minnesota Twins baseball club, and is a director of Genmar Holdings, Inc.

     ROBERT C. POHLAD, age 44, a Class Three director, was elected a director of the Company in September 1995. Mr. Pohlad has served as President of Pohlad Companies since 1987. Currently he is also Chief Executive Officer and director of Delta Beverage Group, Inc., and a director of Grow Biz International, Inc., North Central Life Insurance Company and Northwest Airlines Entertainment

COMMITTEES

     The Board of Directors has established Executive, Audit, Compensation, Nominating and Affiliated Transactions Committees. The current members of the Executive Committee were appointed on August 20, 1997 and the current members of each of the other committees were appointed in September 1995, except for Raymond J. Vecci, who was appointed to the Audit Committee on November 12, 1997. The members of the Executive Committee are Bryan K. Bedford, Christopher E. Clouser and Carl R. Pohlad. The Executive Committee is delegated the full and complete powers of the Board of Directors to act in place of the full Board during all periods between regularly scheduled meetings of the Board and at any other time at which a meeting of the full Board is not practicable for any reason.

     The members of the Audit Committee are Robert C. Pohlad, Raymond J. Vecci and Raymond W. Zehr, Jr. The Audit Committee is empowered by the Board of Directors to review the financial books and records of the Company in consultation with the Company's accounting staff and its independent auditors and to review with the accounting staff and independent auditors any questions raised with respect to accounting and auditing policy and procedures.

     The members of the Compensation Committee are Donald E. Benson, Christopher E. Clouser and Raymond W. Zehr, Jr. The Compensation Committee is authorized by the Board of Directors to establish general levels of compensation for all employees of the Company, to set the annual salary of each of the executive officers of the Company, to grant options and to otherwise administer the Company's stock option plans, and to review and approve compensation and benefit plans of the Company. The Compensation Committee consists exclusively of non-employee directors.

     The members of the Nominating Committee are Bryan K.  Bedford, Richard
B. Hirst and Carl R. Pohlad. The Nominating Committee is authorized by the Board of Directors to recommend the structure and makeup of the Board of Directors and recommends the nomination of members to the Board of Directors to fill vacancies or for election by the shareholders of the Company. Pursuant to the Company's Bylaws, the Nominating Committee will consider nominees proposed by shareholders in accordance with the procedures outlined in the Bylaws.

     The members of the Affiliated Transactions Committee are Donald E. Benson, Robert C. Pohlad and Raymond W. Zehr, Jr. The Affiliated Transactions Committee is authorized by the Board of Directors to make recommendations to the Board of Directors on any actions relating to Northwest Airlines, Inc. or its affiliates.

     During the fiscal year ended March 31, 1998, the Board of Directors held six meetings, the Executive Committee held four meetings, the Compensation Committee held two meetings, the Audit Committee held one meeting, and the Affiliated Transactions Committee held one meeting. Each of the directors attended at least 75% of the meetings of the Board and each committee of which he was a member held during the period of his Board membership in the fiscal year ended March 31, 1998.

COMPENSATION OF DIRECTORS

     Directors who are not employees of the Company receive a fee of $1,500 per quarter and are reimbursed for out-of-pocket expenses incurred in performing their duties as directors, except for the Northwest Airlines, Inc. designees, Messrs. Clouser, Hirst and Vecci, who do not receive director's fees. Mr. Carl R. Pohlad received $127,268 as compensation for serving as Chairman of the Board during the fiscal year ended March 31, 1998. Messrs. Carl L. Pohlad, Benson, Robert C. Pohlad, and Zehr were each automatically granted options to purchase 9,000 shares of the Company's Common Stock under the 1996 Director Stock Option Plan on November 6, 1997, at an exercise price of $14.25 per share. Mr. Carl R. Pohlad was also granted an option to purchase 9,000 shares of the Company's Common Stock under the 1996 Director Stock Option Plan on August 20, 1997, at an exercise price of $12.42 per share. The options have a term of six years and become fully exercisable on the first anniversary of the date of grant. Messrs. Clouser, Hirst and Vecci have waived their rights to receive options under the 1996 Director Stock Option Plan.

        APPROVAL OF AN AMENDMENT TO THE RESTATED ARTICLES OF INCORPORATION
                   TO INCREASE THE COMPANY'S AUTHORIZED COMMON STOCK


     By action taken effective May 22, 1998, the Board of Directors adopted the following resolution, which would increase the authorized Common Stock of the Company to 60,000,000 shares, $.01 par value, from the 25,000,000 shares currently authorized, subject to approval by the shareholders.

     RESOLVED, that Section 3.01 of Article III of the Amended and Restated Articles of Incorporation of Mesaba Holdings, Inc. shall be amended in its entirety to read as follows:

               3.01 The aggregate number of shares of Common Stock which this corporation shall have the authority to issue is sixty million (60,000,000) shares of Common Stock each with $.01 par value. Such shares shall be designated as this corporation's "Common Stock."

     A proposal to approve the amendment will be presented to shareholders at the annual meeting. Approval of the amendment requires the affirmative vote of the holders of a majority of the shares of Common Stock represented at the meeting.

     As of June 30, 1998, ___________ shares of Common Stock were issued and outstanding, and ____________ shares of Common Stock were reserved for issuance upon exercise of stock options and warrants, including warrants issued to Northwest Aircraft, Inc. for the purchase of a total of 2,716,692 shares. In addition, the Company has committed to issue a warrant for the purchase of 1,435,230 shares of Common Stock to Northwest Airlines, Inc. or an affiliate, subject to shareholder approval of the amendment increasing the Company's authorized Common Stock. See "Certain Transactions" below. Unless the amendment is approved by shareholders, the Company will have an insufficient number of shares of Common Stock authorized for issuance.
Other than existing stock options and warrants and the warrant to be issued to Northwest Airlines, the Company has no intention or commitment to issue any additional shares as of the date of this Proxy Statement. The Board believes, however, that it is desirable to have the additional shares available for possible future financing or acquisition transactions, stock splits, recapitalizations, and other general corporate purposes. The Board believes that the availability of such shares for issuance in the future will give the Company greater flexibility and permit such shares to be issued without the expense and delay of holding a shareholders' meeting. Under Minnesota law, the Company may issue shares of Common Stock in such amounts, at such times, for such consideration, and on such terms and conditions as the Board of Directors deems advisable.

     The additional authorized shares of Common Stock would be available for issuance by the Board without further shareholder authorization, except as may be required by law or by the rules of the Nasdaq Stock Market or any other quotation system or stock exchange on which the Common Stock may then be listed. The shareholders of the Company do not have any preemptive right to purchase or subscribe for any part of any new or additional issuance of the Company's securities. There are at present no specific understandings, arrangements or agreements with respect to any transactions that would require the Company to issue any new shares of its Common Stock, other than the warrant to be issued to Northwest Airlines.

     Although not intended as an anti-takeover device, issuing additional shares of Common Stock could impede a non-negotiated acquisition of the Company by diluting the ownership interests of a substantial shareholder, increasing the total amount of consideration necessary for a person to obtain control of the Company or increasing the voting power of friendly third parties.

                         COMPANY STOCK PERFORMANCE

     The following graph provides a five-year comparison of the total cumulative returns for the Company's Common Stock, the CRSP Index for the Nasdaq Stock Market (U.S. companies), and the CRSP Index for air carriers traded on the Nasdaq Stock Market. The CRSP Indexes are prepared by the Center for Research in Security Prices of the University of Chicago. The total cumulative return for each period is based on the investment of $100 on March 31, 1993, assuming compounded daily returns and the reinvestment of all dividends.


                COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURNS


CRSP Total Returns Index for:  03/31/93  03/31/94  03/31/95  03/31/96  03/31/97  03/31/98
-----------------------------  --------  --------  --------  --------  --------  --------
Mesaba Holdings, Inc.             100.0     101.2      92.8     297.5     307.4     831.3
Nasdaq Stock Index                100.0     107.9     120.1     163.0     181.2     275.2
Air Carrier Index                 100.0      93.8     100.3     183.2     129.4     211.3


                         SECURITY OWNERSHIP OF CERTAIN
                        BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth certain information regarding ownership of the Company's Common Stock as of June 30, 1998, by (i) each person known to the Company to own beneficially more than 5% of its Common Stock, (ii) each director and nominee for director of the Company, (iii) each executive officer named in the Summary Compensation Table, and (iv) all directors and executive officers as a group. Unless otherwise indicated, each person in the table has sole voting and investment power as to the shares shown. For the purposes of this proxy statement, beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission, and includes any shares as to which the person has sole or shared investment power and any shares which the person has the right to acquire within 60 days of June 30, 1998, through the exercise of any stock option or other right.

Name and address                    Number           Percentage
of beneficial owner                of shares           owned
-----------------------------     --------------    ------------

Northwest Aircraft Inc. (1)        7,899,613 (1)         %
Minneapolis-Saint Paul
  International Airport
Saint Paul, Minnesota  55411

Carl R. Pohlad                     2,092,965 (2)         %
Pohlad Companies
60 South Sixth Street, Suite 3800
Minneapolis, Minnesota  55402

Bryan K. Bedford                     252,375 (3)         %

Raymond W. Zehr, Jr.                 120,000 (4)         *

John S. Fredericksen                  39,750 (5)         *

Robert H. Cooper                      30,750 (6)         *

Donald E. Benson                      30,000 (7)         *

F. Darrell Richardson                 21,682 (8)         *

Robert C. Pohlad                      15,000 (9)         *

Scott L. Durgin                        4,200             *

Christopher E. Clouser                     0             0

Richard B. Hirst                           0             0

Raymond J. Vecci                           0             0

All directors and executive        2,606,722 (10)        %
 officers as a group (12 persons)
__________________________________
*  Less than 1%.

(1) An indirect subsidiary of Northwest Airlines Corporation. Includes 2,242,500 shares representing portions of warrants exercisable within 60 days. See "Certain Transactions."

(2) Includes 24,000 shares which may be purchased pursuant to director stock options exercisable within 60 days.

(3) Includes 210,666 shares which may be purchased pursuant to stock options exercisable within 60 days.

(4) Consists of 105,000 shares which may be purchased pursuant to an option issued by Carl R. Pohlad to Mr. Zehr and 15,000 shares which may be purchased pursuant to a director stock option exercisable within 60 days.

(5) Includes 21,750 shares which may be purchased pursuant to stock options exercisable within 60 days.

(6) Includes 9,000 shares which may be purchased pursuant to stock options exercisable within 60 days.

(7) Includes 5,250 shares held in trust and 15,000 shares which may be purchased pursuant to director stock options exercisable within 60 days.

(8) Includes 21,450 shares which may be purchased pursuant to stock options exercisable within 60 days.

(9) Consists of shares which may be purchased pursuant to a director stock option exercisable within 60 days.

(10)Includes shares which are owned indirectly and shares which may be issued pursuant to stock options exercisable within 60 days. See notes 2 through 10 above.

COMPLIANCE WITH SECTION 16(a) OF THE SECURITIES EXCHANGE ACT OF 1934

     Section 16(a) of the Securities Exchange Act of 1934 requires directors and executive officers of the Company and persons who own more than 10% of the Company's Common Stock to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of the Company's Common Stock. Initial reports are required to be filed within 10 days of an individual becoming a director, executive officer or owner of 10% or more of the Company's Common Stock. Reports of changes in ownership are required to be filed within the first 10 days of the month succeeding the month in which a change occurs. Raymond J. Vecci did not file an initial report of ownership upon his appointment as a director. Mr.
Vecci subsequently filed a Form 5 report showing that he does not beneficially own any of the Company's Common Stock. To the Company's knowledge, all other Section 16(a) filing requirements applicable to its officers, directors and greater than 10% beneficial owners required through the end of the Company's fiscal year ended March 31, 1998 were completed.

                        COMPENSATION OF EXECUTIVE OFFICERS

SUMMARY COMPENSATION TABLE

     The following table discloses the annual and long-term compensation received in each of the last three fiscal years by (i) all persons serving in the capacity of Chief Executive Officer of the Company during the last fiscal year, (ii) by the Company's executive officers serving at the end of the last fiscal year whose salary and incentive compensation exceeded $100,000 in the last fiscal year, and (iii) by any executive officer of the Company who resigned during the last fiscal year whose salary and incentive compensation exceeded $100,000 in the last fiscal year.

                                                  Long-term
                        Annual Compensation       Compensation
                                                  Awards
                                                                      Securities
Name and Principal        Fiscal              Incentive       Underlying   All Other
Position                   Year     Salary    Compensation(1)   Options/#   Compensation
---------------------    -------  ---------  ---------------  -----------  -------------
Bryan K. Bedford          1998     $283,389     $140,000               0      $19,916 (2)
President and Chief       1997      250,263      185,000         112,500       81,026 (2)
Executive Officer of      1996      153,900      200,000         487,500
the Company and Mesaba
Aviation

F. Darrell Richardson     1998     $143,699      $65,000          22,500      $     0
Vice President,           1997      125,000       62,500          30,000            0
Operations of Mesaba      1996       65,078       35,000         112,500            0
Aviation

John S. Fredericksen      1998     $134,764      $65,000          22,500      $ 2,015 (3)
Vice President,           1997      125,000       62,500          22,500        1,672 (3)
Administration, General   1996      104,866       25,000               0        1,030 (3)
Counsel and Secretary of
the Company and Mesaba
Aviation

Robert H. Cooper          1998     $102,153      $55,000          15,000      $ 1,512 (3)
Vice President and        1997       80,923       41,000          22,500          272 (3)
Chief Financial Officer   1996       38,173       18,750          30,000            0
of the Company and
Mesaba Aviation

Scott L. Durgin           1998     $ 98,269      $50,000               0      $   346 (3)
Vice President,           1997       23,423       20,000          37,500            0
Customer Service of       1996            -            -               -            -
Mesaba Aviation

____________________

(1) Incentive compensation for services rendered has been included as compensation for the year earned even though a portion of such compensation was actually paid in the following year. Incentive compensation is based upon the achievement by the Company of certain profitability and operational goals as described under "Compensation Committee Report on Executive Compensation."

(2) Consists of moving expenses and matching contributions made by the Company on behalf of such executive officer pursuant to the Company's 401(k) Retirement Savings Plan.

(3) Consists of matching contributions made by the Company on behalf of such executive officer pursuant to the Company's 401(k) Retirement Savings Plan.

OPTION GRANTS IN LAST FISCAL YEAR

  The following table sets forth, as to each executive officer named in the Summary Compensation Table, certain information with respect to stock options granted during the fiscal year ended March 31, 1998.

                                               Individual Grants
                       -------------------------------------------------------
                        Number of                                               Potential Realizable Value
                       Securities  Percent of Total                             at Assumed Annual Rates of
                       Underlying  Options Granted                               Stock Price Appreciation
                        Options     to Employees        Exercise    Expiration      for Option Term(2)
        Name           Granted(1)  in Fiscal Year      Price($/sh)     Date          5%            10%
---------------------  ----------  ----------------    -----------  ----------  ------------  ------------
Bryan K. Bedford              -            -                   -                         -             -
F. Darrell Richardson    22,500          13.0%          $   9.50     7/07/03        72,695       164,921
John S. Fredericksen     22,500          13.0%          $   9.50     7/07/03        72,695       164,921
Robert H. Cooper         15,000           8.7%          $   9.50     7/07/03        48,464       109,947
Scott L. Durgin               -            -                   -                         -             -

____________________

(1)  Represents options granted under the Company's 1986 or 1994 Stock
     Option Plan.

(2) These amounts are based on the assumed rates of appreciation as suggested by the rules of the Securities and Exchange Commission and do not represent a prediction by the Company of future stock prices. Actual gains, if any, on stock option exercises are dependent upon the future performance of the Company's Common Stock. The closing price per share of the Company's Common Stock on June 30, 1998, as quoted on
     the Nasdaq National Market, was $         .

AGGREGATE OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION
VALUES

     The following table sets forth, as to each executive officer named in the Summary Compensation Table, certain information with respect to the exercise of stock options during the fiscal year ended March 31, 1998 and the value of unexercised stock options held at the end of such fiscal year.

                                                     Number of Securities
                                                           Underlying              Value of Unexercised
                          Shares                     Unexercised Options at       In-the-Money Options at
                         Acquired       Value            March 31, 1998             March 31, 1998(2)
Name                   on Exercise  Realized(1)(2)  Exercisable  Unexercisable  Exercisable  Unexercisable
---------------------  -----------  --------------  -----------  -------------  -----------  -------------

Bryan K. Bedford           38,709       $ 470,960      233,166        328,125   $ 3,597,651    $ 4,935,906
F. Darrell Richardson      28,500       $ 360,625       22,500        114,000   $   364,220    $ 1,660,557
John S. Fredericksen       55,500       $ 392,783       53,250         11,100   $   163,412    $   516,537
Robert H. Cooper           16,500       $ 225,651            0         51,000   $         0    $   695,838
Scott L. Durgin             7,500       $  83,125            0         30,000   $         0    $   360,640

____________________

(1) The exercise price of options granted under the Company's option plans may be paid in cash or in shares of the Company's Common Stock valued at fair market value on the date of exercise. In addition, the exercise price of options granted under the plans may be paid pursuant to a cashless exercise procedure under which the optionee provides irrevocable instructions to a brokerage firm to sell the purchased shares and to remit to the Company, out of the sale proceeds, an amount equal to the exercise price plus all applicable withholding taxes.

(2) Value is calculated as the excess of the market value of the Common Stock at the date of exercise or March 31, 1998, as the case may be, over the exercise price. The closing price per share of the Company's Common Stock on March 31, 1998, as quoted on the Nasdaq National Market, was $20 - 15/16.


COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION


     No member of the Compensation Committee of the Board of Directors was an officer, former officer or employee of the Company or its subsidiary during the fiscal year ended March 31, 1998. No executive officer of the Company served as a member of the compensation committee or board of directors of another entity, one of whose executive officers served on the Company's Compensation Committee or Board of Directors during the fiscal year ended March 31, 1998.

                        CERTAIN TRANSACTIONS

     Northwest Aircraft Inc. ("Northwest Aircraft"), an indirect subsidiary of Northwest Airlines Corporation, is the beneficial owner of more than 5% of the Company's outstanding Common Stock. See "Security Ownership of Certain Beneficial Owners and Management." Mesaba Aviation, the Company's wholly owned subsidiary, and Northwest Airlines, Inc. ("Northwest"), an indirect subsidiary of Northwest Airlines Corporation, are parties to an Airline Services Agreement, dated as of July 1, 1997 (the "Airlink Agreement"). The Airlink Agreement provides exclusive rights to designated service areas and support in acquiring new aircraft and equipment. Mesaba Aviation became the exclusive provider of Airlink service for Northwest's Minneapolis/St. Paul hub beginning August 1, 1997. Under the Airlink Agreement, substantially all of Mesaba Aviation's revenues are collected by Northwest and remitted to Mesaba Aviation semi-monthly, based on Mesaba Aviation's available seat miles and the number of revenue passengers enplaned. Mesaba Aviation's flights appear in Northwest's timetables and Mesaba Aviation receives ticketing and certain check-in, baggage and freight-handling services from Northwest at certain airports. Mesaba Aviation also benefits from its relationship with Northwest through advertising and marketing programs. In addition, Mesaba Aviation receives its computerized reservations services from Northwest. The Airlink Agreement extends through June 30, 2007, and continues indefinitely thereafter, subject to termination by either party on 365 days notice given at any time after July 1, 2000.

     The Company, Mesaba Aviation and Northwest entered into a Regional Jet Services Agreement, dated October 25, 1996 and amended April 1, 1998 and
June 2, 1998 (the "Regional Jet Agreement"), under which Mesaba Aviation operates Avro RJ85 regional jets for Northwest. The aircraft, which are configured in a 69 seat, two class cabin, are leased or subleased by Mesaba Aviation from Northwest. The Regional jet Agreement provides for a total of 36 aircraft. Deliveries of the aircraft began in April 1997, at a rate of approximately one aircraft per month. The aircraft are operated as Northwest Jet Airlink from the Minneapolis/St. Paul and Detroit hubs according to routes and schedules determined by Northwest, and all flights are designated as Northwest flights using Northwest's designator code.

     Under the Regional Jet Agreement, Mesaba Aviation is responsible for providing all flight and cabin crews, dispatch control, aircraft maintenance and repair services and hull and passenger liability insurance. Northwest provides passenger and gate check-in, aircraft loading and unloading, ticketing, ramp services and fuel and fueling services, or will compensate Mesaba Aviation for providing such services.

     As consideration for entering into the Regional Jet Agreement, the Company issued a warrant to Northwest on October 25, 1996, for the purchase of 922,500 shares of the Company's Common Stock at an initial exercise price of $7.25 per share, the closing price of the stock on the date the warrant was issued. The warrant became fully exercisable in May 1998.

In connection with the amendments to the Regional Jet Agreement, the Company issued additional warrants to Northwest on April 1, 1998 and June 2, 1998, for the purchase of 474,192 shares and 1,435,230 shares, respectively, of the Company's Common Stock at an initial exercise price of $21.25 per share. The April 1, 1998 warrant becomes exercisable in installments cumulatively with respect to 1/6th of the shares on each date on which the thirteenth through eighteenth jet aircraft enter service. The June 2, 1998 warrant becomes exercisable in installments cumulatively with respect to 1/18th of the shares on each date on which the nineteenth through thirty-sixth jet aircraft enter service, subject to shareholder approval of the amendment increasing the Company's authorized Common Stock. All three warrants expire at 5:00 p.m. Minneapolis time, on October 25, 2006.

     The Regional Jet Agreement continues in effect until October 25, 2006, unless terminated earlier in accordance with its provisions. The Regional Jet Agreement may be terminated immediately by Mesaba Aviation or Northwest in the event that the other party is the subject of a bankruptcy proceeding or is divested of a substantial part of its assets. In the event of a breach of a nonmonetary provision of the Regional Jet Agreement which remains uncured for a period of more than 30 days after receipt of written notification of such default, or the breach of a monetary provision which remains uncured for a period of more than 10 days after receipt of written notification of such default, the nondefaulting party may terminate the agreement. Northwest may terminate the Regional Jet Agreement as of the sixth anniversary of the effective date of the first jet aircraft lease if Northwest gives a termination notice to Mesaba Aviation not less than 180 days nor more than 365 days prior to such sixth anniversary. Northwest may also terminate the Regional Jet Agreement in the event of certain lease and other performance defaults, change in control events, revocation or failure to obtain DOT certification, or failure to elect a chief executive officer of the Company and Mesaba Aviation reasonably acceptable to Northwest.

            COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     The Compensation Committee consists of three independent, non-employee directors appointed by the Board of Directors. The current members of the Compensation Committee were elected by the Board of Directors in September 1995, and consequently did not participate in decisions pertaining to compensation made prior to their joining the Board. The Committee has been authorized by the Board of Directors to set the annual salary and incentive compensation of each of the executive officers of the Company, to grant stock options to officers and key employees under the Company's option plans and to review and approve overall compensation levels and benefit plans of the Company. The full Board of Directors generally does not review the Compensation Committee's decisions relating to executive compensation except in the event that such decisions require the adoption of certain documents or specific plans.

COMPENSATION PHILOSOPHY

     The Company's executive compensation policies, as endorsed by the Compensation Committee, are designed to:
      - Attract, motivate and retain executives whom the Committee believes are critical to the long-term success of the Company;

      - Reward individual contributions to the Company's accomplishment of certain profit and operational goals;

      - Promote a pay-for-performance philosophy by placing a significant portion of total compensation "at risk" while providing a level of compensation opportunity that is competitive with companies of similar profitability, complexity and size; and

      - Provide an opportunity to own the Company's Common Stock so that executives will have common interests with the Company's shareholders.

     The Compensation Committee believes that each of these factors is important to the financial performance of the Company. In implementing its executive compensation program, the Company and the Committee seek to link executive compensation directly to earnings performance and, consequently, to increases in shareholder value.

     The components of the Company's current executive compensation program are comprised of base salary, cash incentive compensation and long-term incentive awards in the form of stock option grants.

BASE SALARY AND CASH INCENTIVE COMPENSATION

     The Compensation Committee establishes the base salary and incentive compensation of the Chief Executive Officer and approves the salaries and incentive compensation of the other executive officers as recommended by the Chief Executive Officer. Base salary levels, including that of the Chief Executive Officer, are reviewed annually by the Committee and adjusted based upon competitive market factors and the officer's ability to contribute to the overall success of the Company's mission. Incentive compensation is based on the individual's contribution to the Company's annual performance, as measured against goals to be determined at the beginning of each fiscal year and approved by the Board. Incentive compensation generally will not exceed 50% of an individual's base salary, although senior executive officers may on occasion receive a larger portion of their total compensation through incentive compensation than from salary, thereby placing a greater percentage of their compensation at risk while more closely aligning their interests with the interests of the Company's shareholders. The Chairman, with the approval of the Compensation Committee, may authorize special incentive payments.

     In making its compensation decisions for fiscal 1998, the Compensation Committee considered individual job performance and the financial performance of the Company and did not use any predetermined formula or assign any particular weight to any specific factors in setting compensation.

     The fiscal 1998 base salary of Bryan K. Bedford, the Company's Chief Executive Officer, was increased from $270,000 to $280,000 based on an in-depth market analysis of the top nine regional carriers conducted by an outside consulting firm. Mr. Bedford's achievement against stated financial and operating objectives was also a consideration in determining his base salary adjustment. Mr. Bedford's fiscal 1998 cash incentive compensation was $140,000.

LONG-TERM INCENTIVE COMPENSATION

     The Company's stock option program is intended to strengthen the Company's ability to attract and retain key employees and to furnish additional incentives to such persons by encouraging them to become owners of Common Stock. The Committee believes that stock option grants allow executives and key employees to participate in the success of the Company and link their interests directly with those of the shareholders. If there is no price appreciation in the Company's Common Stock, option holders receive no benefit, because stock options are granted with an exercise price equal to the fair market value of the Common Stock on the day of grant. The number of stock options granted to executives, including the Chief Executive Officer, is based primarily on base salary level, the number of options previously granted, individual performance and the Company's financial performance during the year. The executive officers named in the Summary Compensation Table who received options in fiscal 1998 were granted options principally to secure their commitment to the future success of the Company.


                              Respectfully submitted,

                              THE COMPENSATION COMMITTEE

                              Donald E. Benson
                              Christopher E. Clouser
                              Raymond W. Zehr, Jr.


                                RATIFICATION OF
                SELECTION OF INDEPENDENT PUBLIC ACCOUNTANTS

     The Board of Directors has appointed Arthur Andersen LLP as independent auditors for the Company for the year ending March 31, 1999. A proposal to ratify that appointment will be presented to shareholders at the annual meeting. Ratification of the appointment requires the affirmative vote of the holders of a majority of the shares of Common Stock represented at the meeting. If the shareholders do not ratify the selection of Arthur Andersen LLP, another firm of independent public accountants will be selected by the Board of Directors. Representatives of Arthur Andersen LLP will be present at the meeting, will have an opportunity to make a statement if they desire to do so, and will be available to respond to appropriate questions from shareholders in attendance.


                        VOTING OF PROXIES AND EXPENSES

     The Board of Directors recommends that an affirmative vote be cast in favor of each of the proposals listed on the proxy card.

     The Board of Directors knows of no other matters that may be brought before the meeting which require submission to a vote of the shareholders. If any other matters are properly brought before the meeting, however, the persons named in the enclosed proxy or their substitutes will vote in accordance with their best judgment on such matters.

     Expenses incurred in connection with the solicitation of proxies will be paid by the Company. The proxies are being solicited principally by mail. In addition, directors, officers and regular employees of the Company may solicit proxies personally or by telephone, for which they will receive no consideration other than their regular compensation. The Company will also request brokerage houses, nominees, custodians and fiduciaries to forward soliciting material to the beneficial owners of Common Stock of the Company and will reimburse such persons for their expenses so incurred.

                            SHAREHOLDER PROPOSALS

     Shareholders wishing to present proposals for action by the shareholders at the next annual meeting must present such proposals at the
principal offices of the Company not later than March     , 1999.  Due to
the complexity of the respective rights of the shareholders and the Company in connection with inclusion of shareholder proposals in the Company's proxy materials, any shareholder desiring to propose such an action is advised to consult with his or her legal counsel with respect to such rights. It is suggested that any such proposals be submitted by certified mail, return receipt requested.


Dated: July 15, 1998